Exhibit 99.1

September 22, 2015	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Announces Settlement with Securities and Exchange Commission

JACKSONVILLE, Fla.—Stein Mart, Inc. (NASDAQ: SMRT) today announced that it has reached a settlement with the Securities and Exchange Commission (“SEC”) in connection with the previously disclosed SEC investigation into the Company’s restatement of its financial results for the first quarter of fiscal year 2012, all reporting periods in fiscal year 2011 and its annual reporting period in fiscal year 2010, and change in auditors.

In an administrative proceeding, the SEC found that the Company had violated the reporting, books and records, and internal controls provisions of the Securities Exchange Act of 1934 during the restatement period and ordered the Company to cease and desist from committing or causing any violations and any future violations of such SEC rules. The Company agreed to the settlement without admitting or denying the findings of the SEC and also agreed to pay a civil monetary penalty of $800,000. The Company previously established a reserve for the potential settlement of this matter which will not require significant adjustment in the third quarter of 2015.

The SEC did not allege fraud by the Company and did not bring charges against any individual. In connection with the settlement, the SEC considered remedial acts undertaken by the Company, including its enhancement of internal controls, retention of additional accounting personnel, and the Company’s cooperation with the SEC staff during the course of the investigation.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com